SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 8, 2010

Community Trust Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Kentucky	61-0979818
(State or other jurisdiction of	(IRS Employer Identification Number)
Incorporation or organization)

346 North Mayo Trail
Pikeville, Kentucky	41501
(Address of principal executive offices)	(Zip code)

 (606) 432-1414
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁯           Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)
⁯           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))
⁯           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 8.01 – Other Events--Issuance of Press Release announcing Acquisition of Lafollette Bank of TN

On June 8, 2010, Community Trust Bancorp, Inc. (the “Company”) announced that it had entered into an Agreement and Plan of Share Exchange (the “Agreement”) with LaFollette First National Corporation, a Tennessee corporation (“LaFollette Corporation”) and First National Bank of LaFollette, the wholly-owned subsidiary of LaFollette Corporation (“LaFollette Bank”).  The Agreement calls for the Company to acquire all outstanding shares of LaFollette Corporation in a share exchange (“Share Exchange”) for $650 per share, or a total of approximately $16.1 million.  Immediately following the Share Exchange, LaFollette Corporation will be merged into the Company and LaFollette Bank will be merged into Community Trust Bank, Inc., the wholly-owned subsidiary of the Company.  The Agreement is subject to certain conditions, including the receipt of regulatory approval and the approval of LaFollette Corporation shareholders.

For additional information regarding the Share Exchange, reference is made to the Agreement and the Company’s press release issued on June 8, 2010, both of which are incorporated by reference herein and included as Exhibits to this Current Report on Form 8-K.  The foregoing discussion is qualified in its entirety by reference to such documents.

Item 9.01 – Financial Statements and Exhibits

(c)           Exhibits

The following exhibits are filed with this report:

99.1	Press Release, dated June 8, 2010.
99.2	Agreement and Plan of Share Exchange dated June 8, 2010*

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company will furnish copies of any omitted schedule or exhibit upon request by the Securities and Exchange Commission.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY TRUST BANCORP, INC.

Date: June 8, 2010	By:	/s/ Jean R. Hale
Jean R. Hale
Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated June 8, 2010
99.2	Agreement and Plan of Share Exchange dated June 8, 2010*

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company will furnish copies of any omitted schedule or exhibit upon request by the Securities and Exchange Commission.